Case 1:07-cv-01053-WYD-BNB Document 56 Filed 07/09/2007 Page 1 of 1

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO
Judge Wiley Y. Daniel

Civil Action No.07cv01053WYDBNB

LAURENCE D. PASKOWITZ,

Plaintiff,

v.

JOEL W. LOONEY;
DEAN L. JACOBSON;
RICHARD I. BARR;
JOHN S. HOREJSI;
SUSAN L. CICIORA;
STEWART HOREJSI;
BOULDER INVESTMENT ADVISERS, L.L.C.; and STEWART WEST INDIES TRADING COMPANY, LTD., d/b/a STEWART INVESTMENT ADVISERS,

Defendants,

and

BOULDER GROWTH AND INCOME FUND, INC.,

Nominal Defendant.

ORDER

In accordance with Plaintiff’s Notice of Dismissal filed July 6, 2007, it is ORDERED that this case is DISMISSED WITH PREJUDICE pursuant to Fed. R.Civ. P. 41(a)(i).
Dated: July 9, 2007

BY THE COURT:

s/ Wiley Y. Daniel
Wiley Y. Daniel
U. S. District Judge